Exhibit 2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of 17 November 2020 (the “Effective Date”), by and among the individual shareholders named in Schedule I herein (the “Shareholders”), each of which is a shareholder of NeoGames S.A., a public limited liability company (societe anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under company number B186309 (the “Company”).

WHEREAS, as of the Effective Date, each of the Shareholders own the number of Company shares set forth in Schedule I;

WHEREAS, each of the Shareholders shall be classified, for the purposes of this Agreement, as a Group A Shareholder or a Group B Shareholder (each a Group), as set forth in Schedule I;

WHEREAS, the Company is contemplated an Initial Public Offering, and listing of its ordinary shares on the Nasdaq Global Market (the “IPO”); and

WHEREAS, immediately prior to the IPO, the Shareholders wish to enter into this Agreement in order to govern, among other things, the Shareholders' voting obligations in connection with the appointment and removal of members of the Company's board of directors (the “Board”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Shareholders agree as follows:

1. Voting Arrangements.

1.1.          Even Numbers of Vacancies (Shareholder Directors). Where an even number of directors are to be elected from nominees nominated for election by the Shareholders pursuant to Article 12.4 of the articles of association of the Company, each Group shall be entitled to nominate for election to the Board a number of directors equal to half of such number of directors and (i) Group A Shareholders shall nominate or vote, on any matter related to the nomination, appointment (or removal) of such directors that comes before the Company shareholders, in accordance with the manner in which Group B Shareholders nominated or voted and (ii) Group B Shareholders shall nominate or vote, on any matter related to the nomination, appointment (or removal) of such directors that comes before the Company shareholders, in accordance with the manner in which Group A Shareholders nominated or voted.

1.2.          Even Numbers of Vacancies (Other Directors). Where an even number of directors are to be elected from nominees nominated for election by the Nominating Committee of the Board or by other shareholders, each Group shall be entitled to select a number of nominees equal to half of such number of directors and (i) Group A Shareholders shall vote on any matter related to the appointment (or removal) of such nominees that comes before the Company shareholders, in accordance with the manner in which Group B Shareholders voted and (ii) Group B Shareholders shall vote on any matter related to the appointment (or removal) of such nominees that comes before the Company shareholders, in accordance with the manner in which Group A Shareholders voted.

1.3.          Board Appointment of Even Number of Vacancies. Subject at all times to (a) overriding mandatory rules under the laws applicable to the Company and directors of the Company and (b) the directors' fiduciary duties under applicable laws, where an even number of directors are being appointed by the members of the Board, each Group shall be entitled to select to be appointed to the Board a number of directors equal to half of such number of directors and (i) Group A Shareholders shall take all necessary actions to ensure that the directors nominated by the Group A Shareholders shall vote, on any matter related to the appointment or removal of directors that come before the Board, in accordance with the manner in which directors nominated by Group B Shareholders voted, and (ii) Group B Shareholders shall take all necessary actions to ensure that directors nominated by the Group B Shareholders shall vote, on any matter related to the appointment or removal of directors that come before the Board, in accordance with the manner in which directors nominated by Group A Shareholders voted.

  1.4.          Share Ownership. The undertakings set forth in this Section 1 shall apply to all voting securities of the Company, currently held or hereafter to be held by the Shareholders, whether of record, beneficially, as proxy or otherwise, or as to which they have voting power.

1.5.          Odd Number of Vacancies. Where (a) an odd number of directors are to be elected from nominees nominated for election by the Shareholders pursuant to Article 12.4 of the articles of association of the Company, (b) an odd number of directors are to be elected from nominees nominated for election by the Nominating Committee of the Board or by other shareholders or (c) an odd number of directors are to be appointed by the members of the Board, then (A) the provisions of Section 1.1, Section 1.2 or Section 1.3 above, as applicable, shall govern with respect to the highest even number of directors included in that odd number, and (B) (i) the remaining single Board seat available shall be discussed in good faith by the Shareholders, with respect to whom they wish to nominate, elect or appoint, as applicable, and (ii) if such discussions are not successful in a timely manner, then the Group that holds, in the aggregate, fewer shares shall, as applicable, (x) agree to the nomination of the nominee of the Group that holds, in the aggregate, more shares, (y) vote, on any matter related to the nomination, appointment (or removal) of such director that comes before the Company shareholders, in the same manner voted by the Group that holds, in the aggregate, more shares and (z) take all necessary actions to ensure that the directors nominated by such Group shall vote, on any matter related to the appointment or removal of directors that come before the Board, in accordance with the manner in which directors nominated by the Group which holds, in the aggregate, more shares, voted; provided that if each Group holds the same number of shares, then the Group A shall have the power to determine in every even- numbered year (2020, 2022, 2024 etc.) how both Groups shall nominate, elect or appoint directors, as applicable, and Group B shall have the power to determine in every odd-numbered year (2021, 2023, 2025 etc.) how both Groups shall nominate, elect or appoint directors, as applicable. This section shall apply mutatis mutandis to Section 1.1, Section 1.2 and Section 1.3 above.

1.6.         The Shareholders acknowledge and confirm that the voting arrangement pursuant to this Agreement is entered into in compliance with article 710-20 of the Luxembourg law on commercial companies dated 10 August 1915, as amended.

1.7.          No Nomination of Opposing Candidate. Where a candidate is nominated to the Board pursuant to Article 12.4 of the articles of association of the Company, no Shareholder shall nominate any other opposing candidate for the same Board seat.

1.8.          No Removal of Other Group's Directors. No Group shall vote in favor of the removal of a director nominated, or elected to be voted for, by the other Group in accordance with this Section 1, unless such other Group also votes in favor of the removal of such director.

2. Term and Termination.

This Agreement shall take effect upon the Effective Date, and be terminated immediately upon the earliest to occur of (i) the date that either Group holds, in the aggregate, shares that represent more than 50% of the Company's issued and outstanding share capital, (ii) the date that either Group holds, in the aggregate, shares that represent less than 5% of the Company's issued and outstanding share capital or (iii) 10 years from the date hereof as renewed automatically for successive one year period unless a termination notice is sent by either party with one-month prior notice.

3. Miscellaneous.

 3.1            Conflicts. In the event of any ambiguity, discrepancy or conflict between the provisions of this Agreement and the Company's articles of association, as amended from time to time, the provisions of this Agreement shall prevail between the Shareholders.

3.2           Further Assurance. Each Shareholder undertakes to execute and deliver all related documentation and take such other action, as shall be reasonably required in order to carry out the terms and provision of this Agreement. Without derogating from the generality of the foregoing, the Shareholders hereby agree to procure that any vote of the Company in the board of directors or general meeting of any of the Company's subsidiaries is taken in accordance with the terms of this Agreement.

3.3          Equitable Remedies. Each of the Shareholders acknowledges and agrees that each Shareholder will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Shareholders in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of Israel.

3.4           Share Splits, Share Dividends, etc. In the event of any issuance of shares of the Company hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement.

3.5           Communications. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail, e-mail or by facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth in Schedule I attached hereto or such other address as any Shareholder may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail shall be deemed given 10 (ten) days after posting.

3.6           Successors and Assignees. This Agreement shall be binding upon the Shareholders hereto, their respective transferees, heirs, successors and assigns. Upon the transfer of shares by a Shareholder to a transferee in accordance with the Company's articles of association, as amended from time to time, and other applicable governing documents, such transferee shall be deemed to be a party hereunder as if such transferee were the transferor and such transferee's signature appeared on the signature pages hereto and shall be deemed to be a party for all purposes hereunder.

3.7           Delays or Omissions. The rights of a Shareholder may be waived by such Shareholder only in writing and specifically; the conduct of any one of the Shareholders shall not be deemed a waiver of any of its rights pursuant to this Agreement or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Shareholder in respect of a breach by the other Shareholder of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

3.8           Waiver. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

3.9           Amendment. This Agreement may be amended or modified only by a written document signed by the Shareholder.

3.10        Entire Agreement. This Agreement (together with the recitals, schedules, appendices, annexes and exhibits attached hereto) contains the entire understanding of the Shareholders with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

3.11         Severability. If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof. Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each Shareholder to the full extent permitted so that this Agreement shall be deemed valid and binding, in each case enforceable in accordance with its terms.

3.12         Counterparts, Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Shareholder via electronic mail will be deemed an original, and binding upon the Shareholder who signed it.

3.13         Governing Law and Venue. The Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. Except where expressly stated to the contrary in Section 3.3, all disputes between the Shareholders arising from this Agreement, whether in contract or tort and including any question regarding its existence, validity or termination, shall, save as is expressly set out herein, be referred to and finally resolved by arbitration. The arbitration proceedings shall be conducted in Israel, in the Hebrew language before 1 (one) arbitrator, who shall be appointed in by the Head of the Israeli Bar Association, in the absence of an agreement of the Shareholder on its identity within 10 (ten) days.

3.14         No Third-Party Beneficiaries. Nothing in this Agreement shall create or confer upon any person, other than the Shareholders or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

IN WITNESS WHEREOF, the Shareholders have executed this Voting Agreement, in one or more counterparts, effective as of the date mentioned above.

Barak Matalon	Elyahu Azur	Pinhas Zehavi	Aharon Aran

/s/ Barak Matalon	/s/ Elyahu Azur	/s/ Pinhas Zehavi	/s/ Aharon Aran

Schedule I - Shareholders

Name	ID Number	Address	No. of Shares*	% of Shares*	Group
Barak Matalon	* * *	* * *	5,826,188	26.5%	A
Aharon Aran	* * *	* * *	1,456,547	6.6%	A
Elyahu Azur	* * *	* * *	3,641,367	16.6%	B
Pinhas Zehavi	* * *	* * *	3,641,367	16.6%	B

* Approximate holdings prior to the IPO on an issued and outstanding basis